As filed with the Securities and Exchange Commission on February 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136350

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141628

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151091

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159440

UNDER

THE SECURITIES ACT OF 1933

COMPLETE PRODUCTION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1503959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11700 Katy Freeway, Suite 300

Houston, Texas 77079

(Address of principal executive offices, including zip code)

Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan

Complete Energy Services, Inc. 2003 Stock Incentive Plan

I.E. Miller Services, Inc. 2004 Stock Incentive Plan

Pumpco 2005 Stock Incentive Plan

Complete Production Services, Inc. 2008 Incentive Award Plan

(Full title of the plan)

James F. Maroney III

Vice President, Secretary and General Counsel

11700 Katy Freeway, Suite 300

Houston, Texas 77079

(281) 372-2300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to Registration Statements (collectively, the “Registration Statements”) filed by Complete Production Services, Inc. (the “Company”) on Form S-8 for the following plans: Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended (the “2001 Plan”), Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended (the “2003 Plan”), I.E. Miller Services, Inc. 2004 Stock Incentive Plan, (the “2004 Plan”), Pumpco 2005 Stock Incentive Plan, as amended, (the “2005 Plan”), and Complete Production Services, Inc. 2008 Incentive Award Plan, as amended (the “2008 Plan”). Such Registration Statements were filed on the dates indicated below registering shares under the respective plans as noted:

Name of Plan	Date Registration Statement Filed	Shares Registered	Commission File No.
2001 Plan	August 7, 2006	4,053,379	333-136350
2003 Plan	August 7, 2006	1,889,862	333-136350
2004 Plan	August 7, 2006	67,742	333-136350
2005 Plan	March 28, 2007	145,000	333-141628
2008 Plan	May 22, 2008	2,500,000	333-151091
2008 Plan	May 22, 2009	6,400,000	333-159440

The Company, Superior Energy Services, Inc., a Delaware corporation (“Superior”), and SPN Fairway Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Superior (“Merger Sub”), entered into that certain Agreement and Plan of Merger dated October 9, 2011 (the “Merger Agreement”), whereby the Company shall merge with and into Merger Sub (the “Merger”), and the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger.

On February 7, 2012, at a special meeting of the stockholders of the Company, the stockholders voted to approve the Merger as contemplated by the Merger Agreement.

On February 7, 2012 (the “Effective Time”) the Company filed a Certificate of Merger with the Delaware Secretary of State and the Merger was effected. At the Effective Time, each issued and outstanding share of Company common stock, par value $0.01 per share (“Common Stock”), not owned by the Company, Superior, Merger Sub or any wholly owned subsidiary of the Company or Superior (other than Company Common Stock held by a holder who is entitled to demand and properly demands appraisal of such Company Common Stock) immediately prior to the Effective Time, was converted automatically into the right to receive 0.945 of a share of Superior common stock, par value $0.001 per share, and $7.00 in cash.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister, as of the Effective Time, all securities registered under the Registration Statements that have not been issued as of the Effective Time.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on February 7, 2012.

COMPLETE PRODUCTION SERVICES, INC.

By:	/s/ Joseph C. Winkler
Joseph C. Winkler,
Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jose A. Bayardo
Jose A. Bayardo,
Vice President and Chief Financial Officer (Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities indicated as of February 7, 2012.

Signature	Title

/s/ Joseph C. Winkler
Joseph C. Winkler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Jose A. Bayardo
Jose A. Bayardo	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dewayne Williams
Dewayne Williams	Vice President – Accounting, Corporate Controller, Chief Accounting Officer and Assistant Treasurer (Principal Accounting Officer)
/s/ Robert S. Boswell
Robert S. Boswell	Director

Signature	Title

/s/ Harold G. Hamm
Harold G. Hamm	Director

/s/ Michael M. McShane
Michael M. McShane	Director

/s/ W. Matt Ralls
W. Matt Ralls	Director

/s/ Marcus A. Watts
Marcus A. Watts	Director

/s/ James D. Woods
James D. Woods	Director